Exhibit 99.2

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Announces Positive Phase 2 Study Results for XP23829 as a Potential

Treatment for Patients with Psoriasis

•	Efficacy observed with both 800 mg once-daily and 400 mg twice-daily XP23829 dosing

•	XP23829 safe and generally well-tolerated with low incidence of flushing similar to placebo

•	Low incidence/severity of lymphopenia seen with XP23829

•	First clinical demonstration of efficacy of a MMF prodrug other than DMF

SANTA CLARA, CA — September 15, 2015 — XenoPort, Inc. (Nasdaq: XNPT) announced today positive preliminary top-line results from its Phase 2 clinical trial of XP23829 as a potential treatment for moderate-to-severe chronic plaque-type psoriasis. XP23829 met its primary endpoint in both 800 mg once daily and 400 mg twice daily doses, demonstrating statistically significant improvements in percent change from baseline to week 12 in Psoriasis Area and Severity Index (PASI) score. XP23829 is a patented prodrug of monomethyl fumarate (MMF) in a novel oral formulation that was designed to potentially offer physicians and patients an effective, better tolerated and easier to use therapeutic option to currently available fumarate products.

Richard Kim, M.D., chief medical officer of XenoPort, stated, “We believe these clinical data demonstrate for the first time that a MMF prodrug other than dimethyl fumarate (DMF) can be effective in reducing lesions in psoriatic patients. The magnitude of XP23829’s effect on the primary efficacy endpoint met our expectations for this relatively short duration trial and we are particularly encouraged by the results with 800 mg once-daily dosing. Based on what is known about fumarates, we believe that the efficacy of XP23829 is likely to improve with a more extended duration of treatment beyond 12 weeks. We are also pleased with the safety and tolerability profile of XP23829 emerging from this study. We believe that this demonstration of efficacy, safety and tolerability of XP23829 could lead to a differentiated product in psoriasis. We also believe that there is potential for the observations from this study to read through to other potential indications such as multiple sclerosis (MS).”

Description of the Trial

This randomized, double-blind, placebo-controlled Phase 2 clinical trial of XP23829 was conducted in 33 sites in the United States in subjects with moderate-to-severe chronic plaque-type psoriasis. Two hundred eligible subjects were randomized to placebo or one of three treatment arms of XP23829: 400 mg or 800 mg once daily (QD) or 400 mg twice daily (BID). The 12-week treatment period included a three-week titration period followed by nine weeks of treatment at the targeted dose. There was a washout phase of up to four weeks prior to randomization for subjects who were previously taking systemic agents for the treatment of psoriasis. Treatment assignment was stratified based on prior biologic use and approximately 35% of randomized subjects had previous experience with biological treatments for their psoriasis.

The primary endpoint of the study was the percent change from baseline to week 12 in PASI score. Least squares mean percent reductions in PASI score at 12 weeks were as follows:

	400 mg QD	800 mg QD	400 mg BID	Placebo
Least squares mean	-38.1	-48.2	-50.7	-25.0
p-value	0.066	0.001	<0.001

XP23829 was safe and generally well tolerated. There were no deaths or life-threatening adverse events. No subjects met the safety discontinuation criteria and the majority of treatment emergent adverse events were non-serious and mild or moderate in severity. Diarrhea adverse event rates were consistent with other drugs in the fumaric acid ester class ranging from 22% to 40% in the XP23829 treatment groups compared with 15% for placebo. Other treatment emergent adverse events occurring at an incident rate of greater than or equal to 10% were nausea, abdominal pain, vomiting and headache. The incidence of flushing in the XP23829 dose groups was similar to placebo. Gastrointestinal events were the most frequent adverse event leading to withdrawal during XP23829 treatment. There were two treatment emergent serious adverse events assessed as possibly related to treatment with XP23829: acute cholecystitis and enterocolitis. Both subjects recovered.

No subjects experienced Grade 3 or Grade 4 lymphopenia. Less than 5% of subjects in any XP23829 treatment group reached Grade 2 lymphopenia and less than 15% reached Grade 1 at any visit. Lymphocyte levels in all subjects experiencing lymphopenia returned to within normal limits after treatment.

“I’m excited to have participated in this phase 2 study with positive efficacy data that we believe justifies further development of XP23829 into moderate-to-severe chronic plaque-type psoriasis,” stated Alice Bendix Gottlieb, M.D., Ph.D., Dermatologist-in-Chief; Harvey B. Ansell Professor of Dermatology, Tufts University School of Medicine and Lead Investigator for the XP23829 trial. “Despite the wide availability of biologics, there still remains a significant unmet medical need for a more effective, safe, well-tolerated, and convenient oral treatment for patients with psoriasis. Fumarates have been the leading treatment for psoriasis in Germany for more than 2 decades. With this long-term real-world fumarate experience and these data in consideration, I look forward to the potential of seeing XP23829 in Phase 3 development for moderate-to-severe chronic plaque-type psoriasis.”

“We are extremely pleased by the preliminary top-line results from this Phase 2 study. I want to thank the clinical investigators and the psoriasis sufferers who participated in the study. We look forward to getting the complete data set for this trial later this month and to presenting more comprehensive results at future medical conferences and in publications,” stated Ronald W. Barrett, Ph.D., chief executive officer of XenoPort.

Dr. Barrett continued, “In the near future, we intend to share these data with psoriasis and multiple sclerosis experts, speak with regulatory authorities regarding next steps and explore potential partnerships that could accelerate the development of XP23829 globally. We recently completed non-clinical development studies and manufacturing activities necessary to support Phase 3 development and we believe we will be ready to potentially initiate Phase 3 studies in 2016.”

Conference Call

XenoPort will host a webcast presentation today at 8:30 a.m. Eastern Time to discuss the preliminary top-line XP23829 Phase 2 clinical trial results. The live presentation may be accessed via the Calendar of Events page in the Investors section of the XenoPort website at www.XenoPort.com. A replay of the presentation will be available via the Internet for one month following the live presentation and can be accessed after 1:30 p.m. Eastern Time today.

The presentation may be accessed via phone by dialing 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 41274020. The replay of the call will be available for one week and may be accessed after 11:30 a.m. Eastern Time today via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 41274020.

About XP23829

XP23829, an investigational drug discovered and currently under development by XenoPort, is a fumaric acid ester compound that is a prodrug of MMF. Fumaric acid ester compounds have shown immuno-modulatory and neuroprotective effects in cell-based systems and preclinical models of disease. TECFIDERA, which is approved for relapsing forms of MS in the United States and relapsing-remitting MS in the European Union and FUMADERM, which is approved in Germany for psoriasis, are based on another MMF prodrug known as DMF.

XP23829 is protected by a U.S. composition-of-matter patent that currently has an expiration date of 2029. In addition XenoPort holds 48 issued patents worldwide, including those providing coverage for XP23829 and other MMF prodrug compositions and their uses, crystalline forms of XP23829, methods of treatment with MMF prodrugs and oral dosage forms.

About Psoriasis

Psoriasis is a chronic, systemic, inflammatory disease that manifests in the skin and/or joints. It typically manifests as thick scaling red plaques, with variable morphology and distribution, resulting from an unusually high rate of skin cell growth. There is no cure for psoriasis, and treatment often requires complex medical intervention. The main cause of psoriasis is uncertain, but it is thought to be caused by autoimmunity, genetic predisposition and environmental factors.

Psoriasis is the most prevalent autoimmune disease in the United States with as many as 7.5 million Americans suffering from the condition. It is estimated that approximately 1.5 million adults in the United States are considered to have moderate-to-severe psoriasis and between 150,000 and 260,000 new cases of psoriasis are diagnosed each year.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and potentially for relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has entered into a clinical trial agreement with the National Institute on Alcohol Abuse and Alcoholism (NIAAA) under which the NIAAA has initiated a clinical trial evaluating gabapentin enacarbil as a potential treatment for alcohol use disorder, and XenoPort has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior PLC for all indications. XenoPort’s pipeline of product candidates also includes a potential treatment for patients with idiopathic Parkinson’s disease.

To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to furthering the development of XP23829, including XenoPort’s belief that it will be ready to initiate potential Phase 3 studies of XP23829 in 2016; the suitability of XP23829 as a potential treatment for moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of MS; XenoPort’s belief that the efficacy of XP23829 is likely to improve with a more extended duration of treatment beyond 12 weeks; XenoPort’s intent to speak with regulatory authorities regarding next steps for XP23829 and to explore potential partnerships that could accelerate the development of XP23829 globally; and the therapeutic and commercial potential of XP23829, including XenoPort’s beliefs that XP23829 could lead to a differentiated product in psoriasis and that there is potential for the observations from the Phase 2 clinical trial to read through to other potential indications such as MS. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “can,” “could,” “intend,” “forward,” “further,” “likely,” “possibly,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials do not ensure that later clinical trials, such as Phase 3 clinical trials, will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; the risk that the final data from the Phase 2 clinical trial of XP23829 may be materially different from the preliminary data that XenoPort has reported, particularly as additional and updated patient data becomes available; XenoPort’s ability to successfully advance XP23829 development and to conduct clinical trials in the anticipated timeframes, or at all; the risk that the completion of clinical trials for XP23829 may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XenoPort’s belief regarding potential distinguishing attributes of XP23829 may not be observed or validated in future Phase 3 or other clinical testing; that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the uncertainty of the FDA’s review process and other regulatory requirements that must be satisfied in order to further XP23829 development; the uncertainty of protecting and expanding XenoPort’s intellectual property rights, including the risk that patent rights may not provide XenoPort with sufficient protection against competitive products or otherwise cover commercially valuable products or processes; XenoPort’s dependence on potential future collaborative partners; the availability of resources to develop XP23829 and to support XenoPort’s operations; and the uncertain therapeutic and commercial value of XP23829. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission on August 6, 2015. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

Source code: XNPT2C

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